FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT, effective as of the last date on the signature block, to the Custody Agreement dated January 2, 2018 (the “Agreement”) by and between Collaborative Investment Series Trust, a Delaware statutory trust (the “Trust”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Preferred Plus and Dividend Performers funds to the Custody Agreement; and

WHEREAS, Article 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Schedule II attached hereto will be added to the Agreement.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be

executed by a duly authorized officer on one or more counterparts as of the date and year   last written below.

Collaborative Investment Series Trust

U.S. Bank National Association

By:/s/ Gregory Skidmore

By: /s/

Name:Gregory Skidmore

Name: ____________________________

Title: President

Title: Senior Vice President

Date: 12/6/2018

Date: 12/6/2018

SCHEDULE II

to the Custody Agreement

Funds List and Custodian Compensation

Separate Series of Collaborative Investment Series Trust

Name of Series

Preferred Plus

Dividend Performers

Custody Services Annual Fee Schedule

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

Annual Fee Based Upon Market Value per Fund*

Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio:

.75 basis points on the first $500 million

.50 basis points on the balance

Minimum annual fee per fund – $4,800

Plus portfolio transaction fees

Portfolio Transaction Fees:

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$  4.00

– Book entry DTC transaction, Federal Reserve transaction, principal paydown

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$  7.00

– Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction

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$  8.00

– Option/SWAPS/future contract written, exercised or expired

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$15.00

– Mutual fund trade, Margin Variation Wire and outbound Fed wire

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$50.00

– Physical security transaction

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$  5.00 – per check disbursement

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Securities Lending and Money Market Deposit Account (MMDA)

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Negotiable

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges, treasury management expenses and extraordinary expenses based upon complexity.

Additional Services

▪

Additional fees apply for global servicing.  Fund of Fund expenses quoted separately.

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$600 per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)

▪

Class Action Services – $25 filing fee per class action per account, plus 2% of gross proceeds, up to a maximum per recovery not to exceed $2,000.

▪

No charge for the initial conversion free receipt.

▪

Overdrafts – charged to the account at prime interest rate plus 2%, unless a line of credit is in place

Additional services not included above shall be mutually agreed upon at the time of the service being added.  In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

▪

1–25 foreign securities – $500; 26–50 foreign securities –$1,000; Over 50 foreign securities –$1,500

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Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

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For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses

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Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

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Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪

A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

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SWIFT reporting and message fees.

Margin Management Services

Requires U.S. Bank as custodian for all assets

$30,000 annual program fee (includes up to 4 Account Control Agreements)

$7,500 annual fee per each additional Account Control Agreement.

Fees are calculated pro rata and billed monthly

Extraordinary Services –

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average

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